Exhibit 10.19
Summary of Compensation for
Non-Employee Directors and Named Executive Officers
Non-Employee Director Compensation Summary
Annual Retainer
$20,000
Additional $5,000 for serving as chair of audit committee
Retainers are payable in cash in equal, quarterly installments in arrears
Board and Committee Meeting Fees
$2,000 per meeting for each Board of Directors meeting attended
$1,000 per meeting for each Board committee meeting attended
Annual Equity Award
1,000 shares of restricted stock are awarded to all non-employee directors (other than Gerald J. Ford and Donald J. Edwards) pursuant to the 2002 Long Term Incentive Plan of First Acceptance Corporation (the “Company”), on the date of each annual meeting of the Company’s stockholders.
Named-Executive Officer Compensation Summary
Current salaries for named executive officers:

Name	Title	Salary
Stephen J. Harrison	President and Chief Executive Officer	$500,000

Edward L. Pierce	Executive Vice President and Chief Financial Officer	300,000

Thomas M. Harrison, Jr.	Executive Vice President and Secretary	300,000

Kevin P. Cohn	Vice President, Chief Accounting Officer and Corporate Controller	200,000

Randy L. Reed	Senior Vice President – Sales and Marketing	205,000
Under the terms of their respective employment agreements, Stephen J. Harrison is entitled to receive an annual bonus equal to up to 100% of his base salary and Thomas M. Harrison, Jr. is entitled to receive an annual bonus equal to up to 50% of his base salary, based upon executives’ attainment of performance-based objectives as established by the Company’s Board of Directors. Under the terms of their employment agreements, Edward L. Pierce and Kevin P. Cohn are entitled to receive an annual bonus of up to $200,000 and $100,000, respectively, provided that the annual bonus will be no less than $50,000 and $25,000, respectively, for fiscal 2008.

The other named executive officers of the Company receive bonuses as determined in the discretion of the Compensation Committee.
The named executive officers may also receive stock options pursuant to the Company’s stockholder-approved 2002 Long Term Incentive Plan as determined in the discretion of the Compensation Committee.
Additional Information
The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company’s Proxy Statement to be filed in connection with the Company’s Annual Meeting of Stockholders to be held on November 7, 2007.